EXHIBIT 99.2
                                                                    ------------



                              RTM Restaurant Group

                Audited Combined Financial Statements (Restated)

             Years ended May 26, 2002, May 25, 2003 and May 30, 2004




                                    CONTENTS

Report of Independent Auditors.................................................1

Audited Combined Financial Statements

Combined Balance Sheets........................................................2
Combined Statements of Operations..............................................3
Combined Statements of Net Capital Deficiency..................................4
Combined Statements of Cash Flows..............................................5
Notes to Combined Financial Statements.........................................6

                                                           Phone: (404) 874-8300
                                ERNST & YOUNG LLP           www.ey.com
                                Suite 2800
                                600 Peachtree Street
                                Atlanta, Georgia 30308-2215


                         Report of Independent Auditors

Board of Directors
RTM Restaurant Group

We have audited the accompanying combined balance sheets (restated) of RTM Restaurant Group (as defined in Note 1) as of May 25, 2003 and May 30, 2004, and the related combined statements of operations, cash flows and net capital deficiency (restated) for each of the three years in the period ended May 30, 2004. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of RTM Restaurant Group at May 25, 2003 and May 30, 2004, and the combined results of their operations and their cash flows for each of the three years in the period ended May 30, 2004, in conformity with accounting principles generally accepted in the United States.

The financial statements as of May 25, 2003 and May 30, 2004, and for each of the three years in the period ended May 30, 2004, have been restated as discussed in Note 20.

                                                           /s/ Ernst & Young LLP


March 14, 2005, except with respect to the third paragraph of
  Note 10, as to which the date is May 26, 2005, and the first paragraph of Note 19 and Note 20, as to which the date is July 8, 2005

                              RTM Restaurant Group

                       Combined Balance Sheets (Restated)
                                 (IN THOUSANDS)

                                                                            MAY 25,      MAY 30,
                                                                              2003         2004
                                                                        ------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                             $   8,621    $   8,475
   Income taxes receivable                                                   1,546        2,498
   Other receivables                                                         4,441        4,858
   Inventories                                                               6,545        7,637
   Prepaid expenses                                                          9,633        8,124
   Deferred income taxes                                                     1,312        1,980
                                                                         -----------------------
Total current assets                                                        32,098       33,572
Land, property and equipment:
   Land                                                                     91,680       97,458
   Property and equipment, net of accumulated depreciation of $157,523
      in 2003 and $148,462 in 2004, respectively                           169,399      178,561
   Capital leases, net of accumulated amortization of $10,683
      in 2003 and $14,486 in 2004, respectively                             38,467       43,506
                                                                         -----------------------
   Land, property and equipment, net                                       299,546      319,525
Other assets:
   Notes receivable, net of current portion and deferred gain                2,542        4,042
   Goodwill                                                                 61,785       60,861
   Other intangibles, net of accumulated amortization of $12,064
      in 2003 and $12,638 in 2004, respectively                             20,135       19,178
   Other                                                                     8,245        9,017
                                                                         -----------------------
Total other assets                                                          92,707       93,098
                                                                         -----------------------
Total assets                                                             $ 424,351    $ 446,195
                                                                         =======================

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
   Accounts payable                                                      $  35,569    $  38,629
   Accrued expenses                                                         27,040       26,744
   Current portion of long-term debt                                        23,143       29,112
   Current portion of financing obligations                                    161          268
   Current portion of capital lease obligations                              3,917        3,898
                                                                         -----------------------
Total current liabilities                                                   89,830       98,651

Long-term debt, net of current portion                                     188,796      190,293
Financing obligations, net of current portion                              101,979      118,156
Capital lease obligations, net of current portion                           38,458       43,712
Deferred income taxes                                                        7,175        8,260
Other liabilities and deferred credits                                      26,826       26,985
                                                                         -----------------------
Total liabilities                                                          453,064      486,057

Commitments and contingent liabilities
Net capital deficiency:
   Common stock                                                                  2            2
   Additional paid-in capital                                               13,691       14,570
   Retained earnings                                                        32,859       39,661
   Treasury stock                                                               --      (17,245)
   Stock notes receivable                                                  (11,505)     (10,480)
   Notes and advances due from affiliates                                  (63,760)     (66,370)
                                                                         -----------------------
Net  capital deficiency                                                    (28,713)     (39,862)
                                                                         -----------------------
Total liabilities and net capital deficiency                             $ 424,351    $ 446,195
                                                                         =======================

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

                              RTM Restaurant Group

                  Combined Statements of Operations (Restated)
                                 (IN THOUSANDS)

                                                                     YEAR ENDED
                                                          MAY 26,      MAY 25,      MAY 30,
                                                            2002         2003         2004
                                                        -----------------------------------
Net sales                                              $ 684,407    $ 707,932    $ 739,996

Costs and expenses:
  Costs of operations, excluding depreciation and
    amortization                                         543,015      558,944      602,506
  General and administrative, excluding depreciation
    and amortization                                      83,656       86,533       77,710
  Depreciation and amortization                           27,616       24,384       24,926
                                                        -----------------------------------
                                                         654,287      669,861      705,142

                                                        -----------------------------------
Operating profit                                          30,120       38,071       34,854

Interest expense, net                                    (30,840)     (32,945)     (34,285)
Other income                                                 116          737        1,165
                                                        -----------------------------------
Income (loss) before income taxes and discontinued
  operations                                                (604)       5,863        1,734
Provision for income taxes                                (2,295)      (4,556)        (795)
                                                        -----------------------------------
Income (loss) from continuing operations                  (2,899)       1,307          939
Income from discontinued operations, net of income
  taxes of $946, $1,232, and $2,587 in 2002, 2003
  and 2004, respectively                                   1,654        2,191       11,252
                                                        -----------------------------------
Net (loss) income                                      $  (1,245)   $   3,498    $  12,191
                                                       ====================================

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

                              RTM Restaurant Group

            Combined Statements of Net Capital Deficiency (Restated)
                                 (IN THOUSANDS)

                                                                                                           NOTES AND
                                                  ADDITIONAL                                               ADVANCES
                                        COMMON      PAID-IN      RETAINED      TREASURY    STOCK NOTES     DUE FROM
                                        STOCK       CAPITAL      EARNINGS       STOCK       RECEIVABLE    AFFILIATES        TOTAL
                                      ----------------------------------------------------------------------------------------------
Balance at May 27, 2001, as
   previously reported                     $2      $  1,140        $41,260    $    (184)     $  (9,997)    $ (42,916)      $(10,695)
   Restatement adjustments                 --            --         (1,858)          --             --            --         (1,858)
                                      ----------------------------------------------------------------------------------------------
   Balance at May 27, 2001,
   as restated                              2         1,140         39,402         (184)        (9,997)      (42,916)       (12,553)
   Net loss                                --            --         (1,245)          --             --            --         (1,245)
   Repurchase of common stock              --            --             --       (1,968)           807            53         (1,108)
   Sale and issuance of common
     stock                                 --         5,534             --        2,152         (3,391)           --          4,295
   Vested stock awards                     --         2,705             --           --             --            --          2,705
   Shareholder loan transactions,
     net                                   --            --             --           --          2,971            --          2,971
   Dividends and distributions             --            --         (6,796)          --             --            --         (6,796)
   Loans to affiliates, net                --            --             --           --             --        (7,347)        (7,347)
                                      ----------------------------------------------------------------------------------------------
Balance at May 26, 2002                     2         9,379         31,361           --         (9,610)      (50,210)       (19,078)
   Net income                              --            --          3,498           --             --            --          3,498
   Repurchase of common stock              --            --             --       (3,992)           608            --         (3,384)
   Sale and issuance of common stock       --         1,878             --        3,992         (2,481)           --          3,389
   Vested stock awards                     --         2,434             --           --             --            --          2,434
   Shareholder loan transactions,
     net                                   --            --             --           --            (22)           --            (22)
   Dividends and distributions             --            --         (2,000)          --             --            --         (2,000)
   Loans to affiliates, net                --            --             --           --             --       (13,550)       (13,550)
                                      ----------------------------------------------------------------------------------------------
Balance at May 25, 2003                     2        13,691         32,859           --        (11,505)      (63,760)       (28,713)
   Net income                              --            --         12,191           --             --            --         12,191
   Repurchase of common stock and
     members' interest                     --            --         (1,389)     (17,696)         2,406           216        (16,463)
   Sale of common stock                    --            --             --          451             --            --            451
   Vested stock awards                     --           879             --           --             --            --            879
   Shareholder loan transactions,
     net                                   --            --             --           --         (1,381)           --         (1,381)
   Dividends and distributions             --            --         (4,000)          --             --            --         (4,000)
   Loans to affiliates, net                --            --             --           --             --        (2,826)        (2,826)
                                      ----------------------------------------------------------------------------------------------
Balance at May 30, 2004                    $2       $14,570        $39,661     $(17,245)      $(10,480)     $(66,370)      $(39,862)
                                      ==============================================================================================

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

                              RTM Restaurant Group

                  Combined Statements of Cash Flows (Restated)
                                 (IN THOUSANDS)

                                                                                   YEAR ENDED
                                                                         MAY 26,     MAY 25,     MAY 30,
                                                                           2002        2003        2004
                                                                       ---------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                      $ (1,245)   $  3,498    $ 12,191
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization, continuing operations               27,616      24,384      24,926
      Depreciation and amortization, discontinued operations              2,290       1,745       1,413
      Stock-based compensation expense (income)                           8,668       9,348         (53)
      Deferred income taxes                                                (928)        150         418
      (Gain) loss on sales of units                                         340           3        (518)
      Gain on sale of discontinued operations                                --          --     (10,874)
      Changes in operating assets and liabilities:
         Income taxes receivable                                            (19)        (97)       (952)
         Other receivables                                                 (314)        748        (471)
         Inventories                                                        703        (383)     (1,092)
         Accounts payable                                                (3,601)      7,810       3,060
         Accrued expenses                                                   736      (3,142)       (296)
         Prepaid expenses                                                  (352)     (2,414)      1,509
         Other liabilities and deferred credits                           3,286       2,631       2,691
                                                                       ---------------------------------
Net cash provided by operating activities                                37,180      44,281      31,952

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of land, property, and equipment                                (5,457)    (11,988)    (25,520)
Notes and advances due from affiliates                                   (7,054)    (13,550)     (2,826)
Additions to notes receivable                                            (6,375)       (621)     (2,195)
Collections on notes receivable                                          11,281       2,036       1,368
Proceeds from disposal of land and property                               4,122       1,822       3,971
Purchase of other assets                                                 (4,432)     (3,262)     (2,506)
Proceeds from disposal of other assets                                      923       3,298         390
Proceeds from sale of Phoenix district                                       --          --      13,950
Other                                                                        --         513          67
                                                                       ---------------------------------
Net cash used in investing activities                                    (6,992)    (21,752)    (13,301)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                                  5,982      17,475      22,971
Payments on long-term debt, financing and capital lease obligations     (27,295)    (31,814)    (36,110)
Repurchase of treasury stock                                               (831)     (1,750)       (720)
Proceeds from sale of treasury stock                                         --       1,511         451
Payments of dividends and distributions                                  (6,796)     (2,000)     (4,000)
Purchase of members' interest                                                --          --      (1,389)
                                                                       ---------------------------------
Net cash used in financing activities                                   (28,940)    (16,578)    (18,797)
                                                                       ---------------------------------
Net increase (decrease) in cash and cash equivalents                      1,248       5,951        (146)
Cash and cash equivalents at the beginning of the period                  1,422       2,670       8,621
                                                                       ---------------------------------
Cash and cash equivalents at the end of the period                     $  2,670    $  8,621    $  8,475
                                                                       =================================

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest                                                 $ 30,351    $ 39,719    $ 39,192
Cash paid for income taxes, net of refunds                                7,202       5,419       4,275
NONCASH INVESTING AND FINANCING ACTIVITIES
Additions to capital lease and financing obligations                     16,918      17,105      26,168
Treasury stock acquired in exchange for notes payable and other
   consideration                                                            586       1,634      14,354
Sale and issuance of common stock for notes                               3,391       2,481          --
Purchase of minority interests by issuance of common stock                4,295          --          --
Note receivable from sale of Phoenix district                                --          --       2,000
Cancellation of notes receivable from shareholders and affiliates in
   share repurchases                                                        860         608       2,622
Other noncash stock transactions                                            309          --          --

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

                              RTM Restaurant Group

                Notes to Combined Financial Statements (Restated)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  May 30, 2004


1.       ORGANIZATION OF THE GROUP

RTM Restaurant Group (the "Group") is not a legal entity, but rather the combination of the financial statements of RTM Restaurant Group, Inc. ("RTMRG") and its two wholly-owned subsidiaries, RTM, Inc. (and its subsidiaries) ("RTM") and RTM Partners, Inc. (and its subsidiaries) ("Partners"), along with RTM Acquisition Company, L.L.C. ("RTMAC"), and RTM Management Company, L.L.C. ("Management"). These entities are owned and controlled by the same group of individuals (the "Owners"). Two of the companies were organized as Georgia limited liability companies. These limited liability companies and the related operating agreements shall be dissolved and terminated at the earlier of the written consent of a Majority Interest, as defined, sale of the company, legal decree, or December 31, 2050.

The Group is the largest licensee of Arby's(R) restaurants, owning and operating 772 Arby's restaurants as of May 30, 2004. The Arby's license agreements initially extend for twenty years and are renewable for successive twenty-year terms.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The combined financial statements include the accounts of RTMRG, RTM, Partners, RTMAC and Management. All significant inter-entity balances and transactions have been eliminated.

FISCAL YEAR

The Group reports on a fiscal year consisting of 52 or 53 weeks ending on the last Sunday in May. Each of the Group's 2002 and 2003 fiscal years contained 52 weeks and the 2004 fiscal year contained 53 weeks. The Group's 2002 fiscal year commenced on May 27, 2001 and ended on May 26, 2002, the 2003 fiscal year commenced on May 27, 2002 and ended on May 25, 2003, and the 2004 fiscal year commenced on May 26, 2003 and ended on May 30, 2004.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist principally of cash, including interest-bearing bank accounts.

INVENTORIES

Inventories consist primarily of food, beverages, and supplies and are valued at the lower of first-in, first-out cost or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss is reflected in the statements of operations. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, generally ranging from 3 to 30 years, or the term of the lease for leasehold improvements, if shorter. Leasehold improvements under leases for which there exists an economic compulsion to renew the lease under one or more renewal options are amortized over the term of the lease plus anticipated renewal periods. For such leases, minimum lease payments are recognized on a straight-line basis over the lease term, including the anticipated renewal periods. Routine maintenance and repairs are charged to expense, and expenditures for renewals and betterments are capitalized.

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, impairment is measured by comparing the carrying amount to the fair value or discounted future net cash flows. Management currently believes that no impairment exists with regard to the Group's long-lived assets.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LICENSE FEES, FAVORABLE LICENSES AND FAVORABLE LEASES

Initial license fees and acquisition costs allocated to license fees and favorable licenses are recorded as other intangible assets and are amortized on a straight-line basis over the contractual term of the agreements, including one renewal period for which renewal of the licenses and agreements is anticipated and the cost of renewal is nominal. Acquisition costs allocated to favorable leases are also recorded as other intangible assets and are amortized on a straight line basis over the term of the leases plus renewal periods for which renewal of the leases is anticipated in the valuation of the intangible assets.

GOODWILL

The Group adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142"), GOODWILL AND OTHER INTANGIBLE ASSETS, effective May 28, 2001. Under SFAS 142, goodwill is no longer amortized but is reviewed annually for impairment. The Group assesses the recoverability of goodwill on at least an annual basis, or more frequently if circumstances suggest potential impairment. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Under SFAS 142, a reporting unit is defined as an operating segment or one level below an operating segment, referred to as a component. For purposes of assessing impairment of goodwill the Group deems each district to be a reporting unit.

The Group performed its annual impairment test during each fiscal year and concluded that no impairment of goodwill existed since the fair value of each of the Group's reporting units exceeded its carrying value. No events have occurred, nor circumstances changed subsequent to the most recent annual test that would reduce the fair value of the Group's reporting unit below its carrying value. The Group will continue to test for impairment on an annual basis or an interim basis if circumstances change that would indicate the possibility of impairment.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION

The Group has elected to account for its stock awards and options in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Based on the terms of the Group's stock awards and options, variable plan accounting is applied. As a result, the Group recognizes compensation expense related to stock awards and options or reverses previously recognized expense as the estimated market value of its common stock changes from year to year. Because the common stock is not publicly traded, there is no ready market from which to determine its value. As a result, the Group obtains an independent valuation to estimate the market value of its common stock. A critical estimate in the valuation is anticipated future cash flows of the business. This estimate is subject to change as a result of many factors including, among others, changing economic conditions and the competitive environment. The Group is not required to disclose the pro-forma effects of accounting for the options under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, as the options are liability awards for which the accounting under SFAS 123 would be the same as the accounting recorded by the Group under APB 25.

SELF-INSURANCE RESERVES

The Group records an estimate of the remaining costs to settle incurred self-insured workers' compensation claims. The Group purchases insurance policies which reimburse the Group in the event of claims over a specified amount. The estimate considers factors which may impact the ultimate cost of claims which include: the frequency and severity of historical claims, as well as changes in the business environment, benefit levels, health care costs and regulatory environment. The estimate also considers the impact of insurance which may reduce the overall cost of a given claim to the Group. In addition, at the balance sheet date, there may be incurred claims that have not been reported; accordingly, the Group may not be aware of them. An estimate of these incurred but not reported claims has been included in the reserve. The Group has provided letters of credit to various states, municipalities and insurance companies as collateral for certain of its liabilities attributable to workers' compensation.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Group is comprised of five companies. Two of the companies are limited liability companies; accordingly, the tax attributes from the activities of those companies flow directly to the members of the limited liability companies. Thus, no tax provision, tax receivables or payables, or deferred tax assets or liabilities are reflected in the accompanying combined financial statements related to these companies. Three companies are C Corporations; accordingly, the tax attributes from the activities of those companies are reflected in the accompanying combined financial statements. Thus, tax provisions, tax receivables or payables, and deferred tax assets or liabilities arising from differences between the financial statement and tax basis of the assets and liabilities are reflected in the accompanying combined financial statements related to these companies. Deferred taxes are provided using currently enacted tax rates and regulation. A valuation allowance is provided for deferred tax assets for which realization is not deemed more likely than not.

REVENUE RECOGNITION

Revenues from the sale of food and beverages are recognized at the time the products are sold and the cash is collected from the customer.

ADVERTISING EXPENSE

Advertising costs are expensed as incurred. The Group charges advertising costs, including contributions made to advertising cooperatives, to expense ratably in relation to revenues over the year in which incurred. Advertising expense from continuing operations totaled $39,893, $45,247 and $49,678 during 2002, 2003 and 2004, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Group uses financial instruments in the normal course of its business. The carrying value approximates fair value for financial instruments that are short-term in nature, such as cash, accounts receivable and accounts payable. The Group estimates that the carrying value of the Group's long-term debt and notes receivable approximates fair value based on current rates offered to and by the Group for debt and notes of the same remaining maturities. It is not practicable to assess the fair value of affiliate receivables, because the timing of receipts is not fixed.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GAINS AND LOSSES ON RESTAURANT SALES

From time to time to optimize its store locations, the Group sells certain of its restaurants. The Group defers gains on unit sales when it has continuing involvement in the restaurants sold. Deferred gains are recognized over the remaining term of the continuing involvement. The Group also defers gains to the extent of proceeds in the form of notes receivable, when the purchaser is thinly capitalized and highly leveraged. These deferred gains are recognized as the cash is received or continuing involvement ceases and collectibility is reasonably assured. Losses are recognized immediately. The computation of gains or losses also includes an allocation of goodwill if the underlying unit was acquired through a transaction accounted for by the purchase method.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ("FASB") issued the Revised Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, in December 2003 ("FIN 46R"). The revised Interpretation requires that a variable interest entity be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation provisions of FIN 46R immediately apply to variable interest entities created after January 1, 2004 or interests in variable interest entities obtained after that date. For interests in variable interest entities obtained prior to January 1, 2004, the consolidation provisions of FIN 46R become effective for the Group in its fiscal year ending May 28, 2006.

Although the Group has not adopted FIN 46R, and its provisions have not been applied in the accompanying financial statements, the Group has determined that, as of May 30, 2004, it holds interests in four variable interest entities that it would consolidate upon application of FIN 46R: Winners International Restaurants, Inc., Mrs. Winners, L.P. and Winners Partners (collectively "Winners") and RTM Future Associates. These entities are under common control with the Group. Winners owns and operates 99 restaurants under the name of Mrs. Winner's Chicken & Biscuits in seven states. RTM Future Associates was established to purchase the stock of RTMRG's largest shareholder (see Note 17).

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED)

The Group's maximum exposure to loss as a result of its involvement with Winners includes the Group's guarantee of $27,131 of Winners' debt as of May 30, 2004, the Group's guarantee of Winners' leases of $17,858 as of May 30, 2004 and the Group's commitment to provide liquidity support for Winners, as needed, over the next fiscal year. Such exposure excludes receivables from Winners of $54,036 as of May 30, 2004 that are included in net capital deficiency in the accompanying balance sheet. See Note 17 for further discussion.

Additionally, the Group has determined that it holds a variable interest in the form of a note receivable from an entity that purchased restaurants from the Group subsequent to January 1, 2004. As more fully described in Note 4, in April 2004, the Group sold restaurants to an unrelated third party for cash and a note receivable. The buyer is a variable interest entity; however, the Group is not the primary beneficiary and, therefore, has not consolidated the entity. The Group's note receivable balance exposed to loss as a result of its involvement in this variable interest entity was $2,000 as of May 30, 2004.

The Group may hold variable interests in the form of notes receivable from entities that purchased restaurants from the Group prior to January 1, 2004. The Group has not yet determined whether any such entities are variable interest entities or whether the Group would be required to consolidate any of them beginning in fiscal year 2006.

In December 2004, the FASB issued a revision to Statement of Financial Accounting Standards No. 123 (SFAS 123R), SHARE BASED PAYMENT. The revision requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The Statement eliminates the alternative method of accounting for employee share-based payments previously available under APB 25. The Statement will become effective for the Group in its fiscal year ending May 27, 2007. The Group is currently assessing the effect that the adoption of SFAS 123R will have on its financial position and results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY ("SFAS 150"), SFAS 150 would require that the Group's redeemable common stock be classified as a liability and measured at fair value. The effective date of SFAS 150 for nonpublic companies has been deferred indefinitely.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


3.       SIGNIFICANT RISKS AND UNCERTAINTIES

NATURE OF OPERATIONS

The Group operates solely in the restaurant business through its Arby's(R) quick service restaurants specializing in slow-roasted roast beef sandwiches. Arby's restaurants also offer an extensive menu of chicken, turkey and ham sandwiches, side dishes and salads including Arby's Market Fresh(R) sandwiches. The Group's restaurants are located in 22 states throughout the United States. Information concerning the number of the Group's Arby's restaurants is as follows:

                                                      (UNAUDITED)
                                             MAY 26,    MAY 25,    MAY 30,
                                               2002       2003       2004
                                             -----------------------------

     Open at beginning of year                  760        771        788
     Openings and acquisitions                   18         25         29
     Transfers                                   --         --        (38)
     Closings                                    (7)        (8)        (7)
                                             -----------------------------
     Open at the end of the year                771        788        772
                                             ==============================
     Weighted average number in operation       768        779        790
                                             ==============================

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Group's significant estimates which are susceptible to change in the near term relate to tax matters, RTMRG valuation estimates related to stock based compensation, self-insurance reserves, impairment of goodwill and long-lived assets and gains and losses related to the disposition of restaurants. The Group evaluates those estimates and assumptions on an ongoing basis utilizing historical experience and various other factors which the Group believes are reasonable under the circumstances.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


3.       SIGNIFICANT RISKS AND UNCERTAINTIES (CONTINUED)

CERTAIN RISK CONCENTRATIONS

The Group does not have a single significant customer. However, the Group's restaurant business could be adversely affected by changing consumer preferences resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses. The Group believes that its vulnerability to risk concentrations related to significant vendors and sources of its raw materials is not significant, although increases in the cost of beef during 2004 due to market-wide supply and demand factors adversely affected profit margins of the Group's restaurants in 2004 and are expected to have a continuing effect on profit margins in 2005. The Group also believes that its vulnerability to risk concentrations related to geographical concentration is mitigated since the Group generally operates throughout the United States and has no foreign exposure.

4.       DISCONTINUED OPERATIONS

On April 19, 2004, the Group sold all of its Arby's restaurants in the Phoenix, AZ district (the "Phoenix District") to an unrelated third party for net proceeds of $15,950, including cash and a note receivable for $2,000 payable monthly over 10 years. The gain of $10,874 ($8,948 net of taxes) resulting from this transaction is included in income from discontinued operations, net of income taxes, in the accompanying combined statement of operations. Goodwill of $1,167 related to the Phoenix District was retired in connection with the sale.

As of the date of the transaction, the Phoenix District's assets and liabilities were recorded at a net carrying value of approximately $4,432. The assets and liabilities of the Phoenix District included in the combined balance sheet as of May 25, 2003 and disposed of in the transaction are as follows:

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


4.       DISCONTINUED OPERATIONS (CONTINUED)

                                                                     MAY 25,
                                                                       2003
                                                                   ----------
        ASSETS
        Current assets                                             $    786
        Land, property and equipment, net                             5,024
        Other assets                                                  1,521
                                                                   ----------
        Total assets                                                  7,331

        LIABILITIES
        Current liabilities                                           1,373
        Long-term debt, net of current portion                        3,253
        Other deferred credits                                           66
                                                                   ----------
        Total liabilities                                             4,692
                                                                   ----------
        Net assets                                                   $2,639
                                                                   ==========

The Phoenix District's revenues were $36,504, $31,458 and $29,070, and income before income taxes was $1,045, $1,801, and $1,391, excluding gain on sale, in 2002, 2003 and 2004, respectively, and are included in income from discontinued operations, net of income taxes, in the accompanying combined statements of operations.

See Note 19 for discussion of discontinued operations subsequent to May 30, 2004.

5.       ACQUISITIONS

During 2002, 2003 and 2004, the Group acquired several businesses that operated Arby's restaurants. Each of these acquisitions was accounted for as a purchase and their results of operations are included beginning at the date of acquisition.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


5.       ACQUISITIONS (CONTINUED)

The following summarizes the allocation of the aggregate purchase price of the Group's acquisitions:

                                                           MAY 25,      MAY 30,
                                                             2003         2004
                                                          ---------------------

   Assets:
     Property and equipment                                 $  50         $165
     Goodwill                                                 314          195
     Other net assets acquired                                 36            5
                                                          ---------------------
     Aggregate purchase price                               $ 400         $365
                                                          =====================

6. NOTES RECEIVABLE

Notes receivable consist of the following:


                                                            MAY 25,      MAY 30,
                                                              2003         2004
                                                          ----------------------
     Sales of restaurants:
      10% note receivable, due in monthly installments
        of $71 including interest beginning 2006          $  4,187     $  4,187
      10% note receivable, due in monthly installments
        of $12 including interest through 2017               1,110        1,071
      7.4% note receivable, due in monthly installments
        of $24 including interest through 2014                  --        2,000
      Other notes receivable with varying interest rates     2,107        1,592
      Less deferred gains                                   (4,619)      (4,619)
                                                          ----------------------
                                                             2,785        4,231
     Less current portion                                      243          189
                                                          ----------------------
                                                          $  2,542     $  4,042
                                                          ======================

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


6.       NOTES RECEIVABLE (CONTINUED)

The notes described above resulting from the sales of restaurants are collateralized by the restaurants and by assignment of the license and franchise rights related to the restaurants or are guaranteed by the owner of the purchaser.

7. PROPERTY AND EQUIPMENT AND CAPITAL LEASES

Property and equipment and capital leases, at cost, consist of the following:


                                                          MAY 25,        MAY 30,
                                                            2003           2004
                                                     ---------------------------
      Property and equipment:
      Buildings                                      $   144,918    $   156,064
      Leasehold improvements                              40,502         36,032
      Equipment and automobiles                          138,437        129,678
      Construction in progress                             3,065          5,249
      Less accumulated depreciation                     (157,523)      (148,462)
                                                     ---------------------------
                                                      $  169,399     $  178,561
                                                     ===========================

      Capital leases:
      Buildings                                      $    31,244    $    38,594
      Equipment                                           17,906         19,398
      Less accumulated amortization                      (10,683)       (14,486)
                                                     ---------------------------
                                                     $    38,467    $    43,506
                                                     ===========================

For continuing operations, the Group incurred deprection expense of $24,055, $20,550 and $19,638 in 2002, 2003 and 2004, respectively, and amortization expense (including amortization of intangible assets) of $3,561, $3,834 and $5,288 in 2002, 2003 and 2004, respectively.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


7.       PROPERTY AND EQUIPMENT AND CAPITAL LEASES (CONTINUED)

REAL ESTATE INVESTMENT JOINT VENTURE

The Group has approximately a 50% interest in a joint venture with a third party whose purpose is to acquire, develop, construct, finance, lease and dispose of restaurant properties. The Group is involved in securing the land and constructing the buildings and enters into a lease with the joint venture for the restaurant properties. The joint venture then sells the land and building to a third party, subject to the lease. In accordance with the operating agreement, distributable cash flows are disbursed to the members of the joint venture. Gains are deferred and are amortized over the term of the lease for capital leases.

In accordance with Emerging Issues Task Force Issue No. 97-10, THE EFFECT OF LESSEE INVOLVEMENT IN ASSET CONSTRUCTION, and Statement of Financial Accounting Standards No. 98, ACCOUNTING FOR LEASES, the Group is considered the owner of the property for accounting purposes while the property is held by the joint venture. In addition, the purchase of properties by the joint venture in connection with an acquisition by the Group in 2001 and the concurrent lease of such properties by the Group have been accounted for as a financing transaction. Accordingly, the land and building, along with the related financing obligations, are recorded in the accompanying financial statements.

The amounts reported in the balance sheets related to all of the properties subject to such leases are as follows:

                                                                    AS OF
                                                            --------------------
                                                             MAY 25,     MAY 30,
                                                               2003        2004
                                                            --------------------

     Land, property and capital leases                      $34,655     $41,431
     Financing obligations                                  $20,091     $20,984
     Capital lease obligations                              $15,857     $22,716

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


8.       OTHER INTANGIBLE ASSETS

Other intangible assets consist of the following:

                                           MAY 25, 2003                              MAY 30, 2004
                            --------------------------------------  -------------------------------------
                                                            NET                                     NET
                                GROSS     ACCUMULATED      BOOK         GROSS     ACCUMULATED      BOOK
                                ASSET    AMORTIZATION     VALUE         ASSET    AMORTIZATION     VALUE
                            --------------------------------------  -------------------------------------
License fees                  $11,481    $  (3,374)    $  8,107       $11,729    $  (3,592)    $  8,137
Favorable licenses             12,404       (5,602)       6,802        12,251       (5,992)       6,259
Favorable leases                7,744       (2,983)       4,761         7,266       (2,920)       4,346
Non-compete agreement             570         (105)         465           570         (134)         436
                            --------------------------------------  -------------------------------------
                              $32,199     $(12,064)     $20,135       $31,816     $(12,638)     $19,178
                            ======================================  =====================================

As of May 30, 2004, the estimated aggregate amortization expense related to other intangible assets for the next five fiscal years is as follows: 2005 - $962; 2006 - $880; 2007 - $857; 2008 - $838 and 2009 - $818. The weighted average useful life of the licenses and favorable leases is 34 and 10 years, respectively.

9. OTHER ASSETS

Other assets consist of the following:

                                                                             MAY 25,       MAY 30,
                                                                               2003         2004
                                                                        --------------------------
Receivables from split-dollar life insurance contract policy owners           $2,444        $3,043
Market development agreement deposit                                           1,950         1,726
Cash surrender value of life insurance policies                                  750         1,329
Financing commitment fees                                                      1,274         1,210
Lease acquisition costs                                                        1,148           979
Refundable deposits                                                              500           555
Other                                                                            179           175
                                                                        ---------------------------
                                                                              $8,245        $9,017
                                                                        ===========================

The receivables from split-dollar life insurance contracts are collateralized by the cash surrender value of the life insurance policies.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


10.      DEBT

Long-term debt consists of:

                                                                             MAY 25,    MAY 30,
                                                                               2003       2004
                                                                           --------------------
     Installment notes payable to financial  institutions and commercial
        lenders through 2024 at varying interest rates up to 14.2%         $209,496   $206,379
     Stock  repurchase notes payable through 2024 with interest at 5.31%
        to 7.74%                                                                984     12,445
     Notes to  shareholders,  payable  through  2013 at  interest  rates
        ranging from 4.3% to 10%                                              1,459        581
                                                                           --------------------
                                                                            211,939    219,405
     Less current portion                                                    23,143     29,112
                                                                           --------------------
                                                                           $188,796   $190,293
                                                                           ====================

The Group incurred interest expense of $32,520, $34,213 and $35,664 and the Group also recorded interest income of $1,268, $825 and $501, in 2002, 2003 and 2004, respectively. The Group capitalized $412, $443, and $878 of interest expense in 2002, 2003, and 2004, respectively. The total net interest expense from continuing operations in 2002, 2003, and 2004 was $30,840, $32,945 and $34,285, respectively.

The Group has pledged certain receivables, land, buildings and equipment, leases and license agreements with a net book value of approximately $172,266 as collateral for the above notes. Certain notes include financial covenants, of which the most significant are minimum requirements of cash flow, debt-to-equity ratios and net worth. At May 30, 2004, the Group was not in compliance with certain financial covenants. The Group has obtained waivers through at least May 31, 2005 from each financial institution to which these covenants apply. Certain of the notes also include other customary provisions including subjective acceleration clauses for material adverse changes. The Group has evaluated the likelihood of acceleration of debt under these clauses as remote. In addition, the Group has guaranteed a third party's debt of approximately $750.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


10.      DEBT (CONTINUED)

The Group has two revolving line-of-credit agreements. One agreement was increased from $8,200 to $13,200 during 2004. This agreement bears interest at the prime rate (3.50%) plus .50% at May 25, 2003 and at the prime rate (4.00%) at May 30, 2004. This agreement expires April 1, 2005 and is secured by assets having a net book value of $1,168. The Group is negotiating a renewal of this facility. The Group must pay a quarterly fee of 0.375% on unused amounts and up to $6,000 of this line can be used for letters of credit. The second agreement allows for borrowings of up to $15,000 with interest based on the rate of 30-day commercial paper (1.24% at May 25, 2003 and 1.00% at May 30, 2004) plus 2.65%. This agreement expires November 30, 2005 and is secured by assets having a net book value of $500. There were no outstanding balances under the line-of-credit agreements as of May 25, 2003 and May 30, 2004.

Aggregate maturities of long-term debt at May 30, 2004 are as follows:

      2005                                                         $  29,112
      2006                                                            24,474
      2007                                                            19,035
      2008                                                            16,779
      2009                                                            15,601
      2010 and after                                                 114,404
                                                                   -----------
      Total                                                        $ 219,405
                                                                   ===========

As more fully described in Note 19, the Group intends to combine with Arby's Restaurant Group Inc. and, in connection therewith, substantially all of the Group's debt is expected to be retired or refinanced, along with the debt of Winners guaranteed by the Group. Were such debt to be retired as of May 30, 2004, management estimates prepayment penalties would aggregate approximately $20,000 at May 30, 2004, including $5,000 for the debt guaranteed by the Group.

The Group is comprised of RTMRG, and its subsidiaries, along with two limited liability companies. RTMRG has 100,000,000 shares issued with no par value and has 100,000,000 and 94,469,393 shares outstanding as of May 25, 2003 and May 30, 2004, respectively. As of May 30, 2004, 5,530,607 shares were held in treasury resulting from repurchases of stock.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


11.      NET CAPITAL DEFICIENCY AND REDEEMABLE COMMON STOCK

RTMRG has stock repurchase agreements with all of its shareholders, except the largest shareholder (see Note 17), requiring the repurchase of RTMRG's stock when the shareholder is no longer employed by the Group. The redemption value of the common stock is based on appraised value and is payable over periods up to 20 years. At May 30, 2004, the redemption value of such stock was $133,398.

12. STOCK OPTION PLAN

RTMRG has awarded stock options to certain of its key executives. The stock option agreements contain certain provisions that require them to be accounted for using variable accounting under APB 25. Accordingly, RTMRG recognizes compensation expense as the value of the common stock changes from year to year.

The Group recognized compensation expense associated with stock options of $2,108, $1,953 and $500 in 2002, 2003 and 2004, respectively.

A summary of stock option activity and related information is as follows:

                                         2002                       2003                      2004
                              ---------------------------------------------------------------------------
                                            WEIGHTED                    WEIGHTED                 WEIGHTED
                                             AVERAGE                     AVERAGE                  AVERAGE
                                            EXERCISE                    EXERCISE                 EXERCISE
                                  SHARES       PRICE        SHARES         PRICE        SHARES      PRICE
                                -------------------------------------------------------------------------
     Outstanding at               924,008   $   1.51     4,335,430      $   1.37     4,411,422   $   1.76
       beginning of the year
     Granted                    3,411,422       1.33     1,000,000          3.24     2,500,000       3.30
     Exercised                         --         --      (924,008)         1.51    (1,000,000)      3.24
                                -------------------------------------------------------------------------
     Outstanding at end
       of the year              4,335,430       1.37     4,411,422          1.76     5,911,422       2.16
     Exercisable at end
       of year                    924,008       1.51       682,284          1.33     2,364,569       2.14

The exercise prices of the options range from $1.03 to $3.56 per share and the options vest over periods up to five years. The options do not have stated expiration dates.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


13.      STOCK AWARDS

Prior to May 26, 2002, the Group sold stock to employees in exchange for notes receivable. The stock was guaranteed to appreciate at 10% per year until vested at the later of 5 years or the date the note receivable, with interest accruing at 10% per year, was fully collected. Since the employee did not assume the risks and rewards of stock ownership, these stock awards have been accounted for as stock appreciation rights. Accordingly, the Group records compensation expense or reversal of expense on changes in the estimated market value of such stock until the shares are fully vested and are "mature" (six months after the shares are fully vested). At such time, the resulting liability is credited to additional paid-in capital. Compensation expense (reversal of expense) recorded for these stock awards was $6,560, $6,584 and ($553) in 2002, 2003 and 2004, respectively.

During the year ended May 26, 2002, 13,100,576 shares of such nonvested stock awards were issued. Nonvested stock awards outstanding at May 25, 2003 and May 30, 2004 aggregated 10,767,332 and 9,601,190 shares.

The notes receivable for stock purchases are recorded in net capital deficiency.

14.      LEASES

The Group leases offices, restaurants, and equipment under various agreements through 2030. Substantially all of the restaurant leases have initial lease terms of 15 to 20 years with two to three renewal options of five years. Many of the restaurant leases have rents that escalate over the base lease term and some contain provisions for additional rent based on a percentage of gross sales. Certain leases of restaurants in sale-leaseback transactions in which the Group has continuing involvement in the property sold in the form of a repurchase or purchase option or renewal options at other than fair market value at the renewal date are accounted for as financing obligations. Certain leases of restaurants under lease agreements with certain non-performance related default covenants are accounted for as capital leases. Certain leases of restaurant equipment are also accounted for as capital leases.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


14.      LEASES (CONTINUED)

Minimum and contingent rentals, net of sublease rental income, that comprise rental expense from continuing operations are as follows:

                                                    MAY 26,        MAY 25,      MAY 30,
                                                      2002           2003         2004
                                                   ------------------------------------
      Minimum rentals                              $36,095        $37,502      $40,051
      Contingent rentals                             2,418          2,249        2,126
                                                   ------------------------------------
      Total rent expense                           $38,513        $39,751      $42,177
                                                   ====================================

As of May 30, 2004, future minimum rental commitments under noncancelable leases are as follows:

                                                   CAPITAL       FINANCING    OPERATING
                                                   LEASES       OBLIGATIONS     LEASES
                                                   -------------------------------------
      2005                                         $  8,349      $  12,500   $  45,791
      2006                                            7,179         12,664      42,566
      2007                                            6,155         12,846      38,437
      2008                                            5,253         12,984      34,444
      2009                                            4,612         13,144      31,107
      2010 and thereafter                            58,185        155,043     231,167
                                                   -------------------------------------
      Total minimum lease payments                   89,733        219,181    $423,512
                                                                            ============

      Payment in kind of property at end of                         79,237
        lease term
      Less amount representing interest              42,123        179,994
                                                   -------------------------
      Capital lease and financing obligations        47,610        118,424
      Less current portion                            3,898            268
                                                   -------------------------
      Noncurrent portion                            $43,712       $118,156
                                                   =========================

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


14.      LEASES (CONTINUED)

The Group leases and subleases restaurants and office facilities to third parties under various operating lease agreements through 2030 with renewal options. As of May 30, 2004, future minimum rentals due under noncancelable tenant and subtenant leases are as follows:

      2005                                                              $10,370
      2006                                                                9,561
      2007                                                                8,775
      2008                                                                8,303
      2009                                                                7,041
      2010 and thereafter                                                47,707
                                                                        --------
      Total minimum lease payments                                      $91,757
                                                                        ========

15. INCOME TAXES

The components of the combined provision for income taxes for the Group are as follows:

                                                         YEAR ENDED
                                          MAY 26,          MAY 25,      MAY 30,
                                            2002             2003         2004
                                         ---------------------------------------

      Current expense:
        Federal                           $2,859           $3,808        $1,714
        State                              1,310            1,830         1,250
                                         ---------------------------------------
                                           4,169            5,638         2,964
      Deferred expense (benefit):
        Federal                             (464)            (179)          (77)
        State                               (464)             329           495
                                         ---------------------------------------
                                            (928)             150           418
                                         ---------------------------------------
        Total income tax expense          $3,241           $5,788        $3,382
                                        =======================================

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


15.      INCOME TAXES (CONTINUED)

The combined provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pretax income as a result of the following differences:

                                                                 YEAR ENDED
                                                      MAY 26,       MAY 25,        MAY 30,
                                                        2002          2003           2004
                                                     -------------------------------------
   Income tax expense at the statutory rate          $   699      $  3,250       $  5,451
   State income taxes, net of federal income tax
      benefit                                            551         1,242          1,122
   Valuation allowance                                   522           365            210
   Employment tax credits                               (377)         (536)          (503)
   Stock compensation expense (reversed)               1,782         2,247           (271)
   Income (loss) of nontaxable entities                  116        (1,804)        (3,119)
   Other, net                                            (52)        1,024            492
                                                     -------------------------------------
                                                      $3,241      $  5,788       $  3,382
                                                     =====================================

A reconciliation of income taxes from continuing operations to total income tax expense follows:

                                                                 YEAR ENDED
                                                      MAY 26,       MAY 25,        MAY 30,
                                                        2002          2003           2004
                                                     -------------------------------------

   Income tax expense from continuing operations      $2,295        $4,556        $   795
   Income tax expense from discontinued operations       946         1,232          2,587
                                                     -------------------------------------
   Total income tax expense                           $3,241        $5,788         $3,382
                                                     =====================================

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


15.      INCOME TAXES (CONTINUED)

Significant components of deferred tax assets and liabilities are as follows:

                                                         MAY 25,     MAY 30,
                                                           2003        2004
                                                       ---------------------
     Deferred tax assets:
       Financing and capital lease obligations         $  4,257    $  5,597
       State net operating loss carryforwards             2,268       2,478
       Stock option expense                               2,185       2,437
       Insurance accruals                                 1,118       1,750
       Straight-line rent accrual                         1,433       2,007
       Other currently nondeductible accruals               499         470
       Tax over book interest income                        579         366
       Other                                                843         796
                                                       ---------------------
     Gross deferred tax assets                           13,182      15,901
     Less valuation allowance                             2,268       2,478
                                                       ---------------------
     Net deferred tax asset                              10,914      13,423

     Deferred tax liabilities:
       Depreciation and amortization                    (15,137)    (17,825)
       Installment sales                                 (1,640)     (1,595)
       Other                                                 --        (283)
                                                       ---------------------
     Gross deferred tax liability                       (16,777)    (19,703)
                                                       ---------------------
     Net deferred tax liability                        $ (5,863)   $ (6,280)
                                                       =====================

As of May 30, 2004, the Group had approximately $58,000 of state operating loss available for carryforward, which may be used to offset future state taxable income, and which begin expiring in 2006. Because state tax returns are generally filed on a separate return basis, the Group is not able to offset combined income with the subsidiaries losses. A valuation allowance has been provided for the state loss carryforwards as cumulative losses create uncertainty about the realization of the tax benefits in future years.

Net income (loss) would have been ($1,129), $1,694 and $9,072, and provision for income taxes would have been $3,125, $7,592 and $6,501 in 2002, 2003, and 2004, respectively, if the non-taxable entities had been subject to tax at the statutory federal income tax rate.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


16.      EMPLOYEE BENEFIT PLANS

Since 2001, the Group maintains a defined contribution 401(k) plan covering substantially all employees of the Group and other affiliates who have met certain service and age requirements. The provisions of the plan allow employees to contribute up to 15% of gross earnings. The Group matches 25% of the first 4% of gross earnings contributed by employees. The Group's matching contributions totaled $291, $327 and $242 in 2002, 2003 and 2004, respectively.

17. RELATED PARTY TRANSACTIONS

The Group is affiliated through common ownership with Winners, Lee's Famous Recipe, Inc. and subsidiaries ("Lee's"), Marketing Events Partners, Inc. ("MVP"), RTM Family Restaurants, L.L.C. ("RTMFR"), RTM Future Associates ("RTMFA"), RTM Foundation and Crown Restaurants, Inc.

As of May 25, 2003 and May 30, 2004, receivables from and cash advances to Winners aggregated $51,660 and $54,036, respectively. These receivables have been classified in net capital deficiency in the accompanying balance sheets. The Group recognized interest income related to such receivables and cash advances of $1,672, $70 and $48 in 2002, 2003 and 2004, respectively. The Group received $38, $12, and $12 in 2002, 2003, 2004, respectively, from Winners for management fees. The Group paid $149, $160 and $115 in 2002, 2003 and 2004, respectively, to Winners for royalties and advertising. As of May 30, 2004, the Group has guaranteed $27,131 of Winners' debt and $17,858 of Winners' leases. RTM has committed to provide liquidity support for Winners, as needed, during the 2005 fiscal year.

On October 14, 2004, RTMFR was merged into Group. Since RTMFR was under common control with the Group, the merger has been accounted for on a basis equivalent to a pooling of interests and the carrying values of RTMFR's assets and liabilities and the results of its operations have been combined with those of the Group for all periods presented. Such merger did not have a significant impact on the Group's combined financial statements.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


17.      RELATED PARTY TRANSACTIONS (CONTINUED)

As of May 25, 2003 and May 30, 2004, the Group had an unsecured advance due from Lee's of $4,348 and $4,230, respectively. Subsequent to May 30, 2004, $3,435 of such advances was forgiven. Such advances have been classified in net capital deficiency in the accompanying balance sheets. Interest income of $221, $265 and $(265) in 2002, 2003 and 2004, respectively, has been recognized related to cash advances to Lee's. The $265 of interest income in 2003, related to the advance due from Lee's, was reversed in 2004 because it was determined that the interest would not be collected. As of May 30, 2004, the Group had guaranteed $10,074 of leases of restaurants previously operated by Lee's.

The Group has transactions with non-combined affiliates on a daily basis that are typically settled monthly, and are included in other receivables and accounts payable. As of May 25, 2003 and May 30, 2004, the total of non-combined affiliate balances included in other receivables was $1,123 and $1,020, respectively, and the total of non-combined affiliate balances included in accounts payable was $199 and $6, respectively.

The Group shares certain common management and employees with Marketing Event Partners ("MVP"). MVP manages golf tournaments and related charitable events and provides special event and meeting planning services. As of May 25, 2003 and May 30, 2004, the Group has advanced $200 and $390, respectively, to MVP, and has recognized interest on these advances of $4 and $11 in 2003 and 2004, respectively. Employees of MVP are paid by, and have their benefits administered by the Group, which in turn is reimbursed by MVP for these expenses quarterly. The Group paid MVP consulting fees for planning services of $360 and $440 in 2003 and 2004, respectively.

The Group contributed $650, $678 and $560 in 2002, 2003 and 2004, respectively, to the RTM Foundation. The RTM Foundation was created to provide aid and support to other nonprofit organizations.

The Group has advanced $1,077 and $723 to certain shareholders as of May 25, 2003 and May 30, 2004, respectively.

RTM Future Associates ("RTMFA") is an affiliated entity established to purchase the stock controlled by the largest shareholder in the event of his death. This redemption agreement is collateralized by a group of life insurance policies owned by RTMFA. In the event the life insurance proceeds are less than the appraised value of the shares, RTMRG will acquire the

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


17.      RELATED PARTY TRANSACTIONS (CONTINUED)

remaining shares in exchange for promissory notes. At May 30, 2004, the redemption value of such shareholder's stock was $101,000. As of May 30, 2004, the face amount of the policies totals $71,000.

The premiums on the policies held by RTMFA are paid by RTMRG on behalf of RTMFA. The premiums are to be reimbursed from future death benefits. At termination of the agreement prior to the death of the shareholder, the premiums would be repaid to the extent of cash surrender value plus loans against cash surrender value. The agreement is terminated if RTMRG becomes a public company or a subsidiary of a public company. Since RTMFA is under common control with the Group, the premiums paid in excess of cash surrender value of $587 in 2002, $225 in 2003 and $(79) in 2004, have been accounted for as an equity transaction in the accompanying financial statements. The accumulated balances of premiums paid in excess of cash surrender value on RTMFA policies was $5,193 and $5,114 at May 25, 2003 and May 30, 2004, respectively, and have been classified in net capital deficiency in the accompanying balance sheets.

As of May 25, 2003 and May 30, 2004, the Group had advances to RTMFA of $1,291 and $1,615, respectively. Such advances have been classified in net capital deficiency in the accompanying balance sheets.

The Group had receivables from split-dollar life insurance contract policy owners, who are shareholders, in excess of cash surrender value of $1,268 and $1,375 at May 25, 2003 and May 30, 2004, respectively. Such advances have been classified in net capital deficiency in the accompanying balance sheets.

18. COMMITMENTS AND CONTINGENT LIABILITIES

Pending court approval, the Group has reached a settlement with a third party regarding the accessibility of the Group's restaurants to individuals in accordance with the Americans with Disabilities Act. The Group estimates it will make capital expenditures and pay related fees aggregating approximately $9,000 over the next 8 years to meet the requirements of the settlement.

Under its development agreement with Arby's Restaurant Group ("ARG"), the Group has agreed to develop 204 more Arby's restaurants by December 31, 2010, with specific annual commitments for each calendar year until that time. The Group's commitment may be reduced for each restaurant developed by another franchisee in the Group's territories.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


18.      COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Standby letters of credit primarily related to workers' compensation insurance are issued to provide collateral to insurance companies, states or municipalities. In the event the Group fails to pay insurance claims, the issuing bank may be asked to release some or all of this collateral to the insurance company, state or municipality. As of May 30, 2004, such standby letters of credit totaled $5,800.

As of May 30, 2004, the Group had guaranteed leases of $8,168 related to Arby's restaurants previously operated by the Group.

19. SUBSEQUENT EVENTS

MERGER TRANSACTION

The Group and Triarc Companies Inc. have announced their intent to enter into a series of transactions which will result in the merger of Arby's Restaurant Group Inc. and the Group. The resulting entity will operate solely in the restaurant business as the franchisor of the Arby's restaurant system and the owner of the Arby's restaurant operations of Arby's Restaurant Group, Inc. and the Group. The transactions contemplate that substantially all of the outstanding debt of the Group will be repaid or refinanced.

SALE OF RESTAURANTS

On September 13, 2004, the Group sold the operations of 4 of its restaurants in Georgia to a former stockholder for net proceeds of $3,513, including a note receivable for $832, receipt of the shareholder's stock of $108, and cash. On September 27, 2004, the Group sold the operations of 6 of its restaurants in Indiana to a former stockholder for net proceeds of $3,675, including receipt of the shareholder's stock of $1,590, and cash. As of the date of the transactions, the assets and liabilities disposed of related to these 10 restaurants were recorded at a net carrying value of approximately $865.

For purposes of these financial statements, the results of operations of these restaurants have been included in discontinued operations. Revenues related to the 10 restaurants sold in September were $9,551, $10,380 and $10,746, and income before income taxes was $1,555, $1,622 and $1,574 in 2002, 2003 and 2004, respectively, and are included in income from discontinued operations, net of income taxes, in the accompanying combined statements of operations.

                              RTM Restaurant Group

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


20.      RESTATEMENT

During 1999, the Group sold two restaurants for cash and a note aggregating $1.75 million. In connection with the sale, the Group guaranteed the buyer's third-party debt. As a result of the note and the guarantee, this transaction should not have been accounted for as a sale. This is consistent with rules established by the Securities and Exchange Commission. Accordingly, the sale has been reversed and a deferred credit of $1,750 has been recorded.

In addition, accruals for straight-line rent expense were increased by $1.1 million applicable to years prior to fiscal year 2002.

The net effect of these adjustments was an increase of $1,858 in Other Liabilities and Deferred Credits and a decrease of $1,858 in Retained Earnings as of May 27, 2001 and for each year presented.